Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 21, 2022 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.208587 per unit, payable on November 15, 2022, to unit holders of record on October 31, 2022.

This month’s distribution decreased from the previous month as the result of primarily an increase in production costs for the Waddell Ranch during the month of August along with lower oil pricing for both the Waddell Ranch and the Texas Royalty Properties for the month of August. Both Waddell Ranch and the Texas Royalty Properties saw an increase in gas volumes and gas pricing for the month.

WADDELL RANCH

In reporting August production of the Underlying Properties for this month’s press release, production for oil volumes was 196,937 (gross) and was priced at about $95.03 per bbl. Production for gas volumes (including gas liquids) was 726,510 Mcf (gross) and was priced at about $8.91 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $23,672,457 (gross) for August. Lease Operating Expenses were $3,196,475 (gross) and Capital Expenditures were $9,973,754 (gross) for August, netting to the Net Profit Interest (NPI) of $10,502,228. This would put the trust’s proceeds of 75% as a positive $7,876,671 (net) for the month of August, to contribute to this month’s distribution. Given that if current oil and gas pricing continues, Waddell Ranch could continue to contribute to the distribution in the foreseeable future.

First sales received for the month of August 2022 wells were as follows: (all net to the Trust), 3.4 new drill wells, including 0.0 horizontal wells, 4.1 recompleted wells. Waiting on completion, as of 8/31/2022, were 4.5 drill wells, including 1.5 horizontal wells and 2.6 recompletion wells. Also, 3.4 wells, plugged and abandoned, were completed.

Blackbeard has advised the Trustee of the projected 2022 capital expenditure budget for the Waddell Ranch Properties to be an estimated $92 million (net to the Trust) with a projection of about 47 new drill wells and 45 recompletions along with about 19 plug and abandoned wells. Of the new drill wells, about 13 will be horizontal drills and about 34 vertical drill wells.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,819 barrels of oil and 14,598 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 20,858 barrels of oil and 13,319 Mcf of gas. The average price for oil was $90.50 per bbl and for gas was $9.52 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $2,203,896. Deducted from these were taxes of $172,882 resulting in a Net Profit of $2,031,013 for the month of August. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,929,463 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	196,937	726,510	147,703	544,883	*	$95.03	$8.91	**
Texas Royalties	22,819	14,598	20,858	13,319	*	$90.50	$9.52	**

Prior Month
Waddell Ranch	185,388	692,203	139,041	519,152	*	$101.94	$8.57	**
Texas Royalties	18,820	4,051	17,198	3,697	*	$109.68	$26.95	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $94,918 resulting in a distribution of $9,722,011 to 46,608,796 units outstanding, or $0.208587 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839